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Exhibit 10.13

Amendment to
FSI/Metron Distribution Agreement

    This Amendment to the FSI/Metron Distribution Agreement (the "Amendment") is made as of July 31, 1999 among FSI International, Inc. ("FSI"), Metron Technology B.V. ("Metron"), and The BOC Group, Inc. ("BOC").

    WHEREAS, FSI and Metron are parties to the FSI/Metron Distribution Agreement dated as of March 31, 1998 (as amended to the date hereof, the "Distribution Agreement"), which Distribution Agreement provides Metron with the right to distribute certain FSI products in specified territories, including chemical delivery systems and other products currently manufactured or sold by the Chemical Management Division of FSI including those of FSI's subsidiaries ("CMD").

    WHEREAS, concurrently with the execution and delivery of this Amendment, FSI is selling and transferring the business and operations of CMD to BOC, pursuant to that Asset Purchase Agreement between those two parties dated as of June 9, 1999 (the "Asset Purchase Agreement").

    WHEREAS, the parties hereto desire to amend the Distribution Agreement and to otherwise set forth certain rights and obligations with respect to each other to reflect the transfer of CMD to BOC.

    NOW THEREFORE, pursuant to the above, the covenants and promises which follow, and other valuable consideration, the parties agree as follows:

      1.  Amendment to Distributorship Agreement.  Effective as of the date hereof:

        (a) The definition of "Products" in the Distribution Agreement shall be revised to delete any reference to chemical delivery or management systems or products previously or currently manufactured or sold by CMD, or that are currently being or in the future are designed or developed by CMD, including any chemical management systems that generate, blend and/or dispense high purity chemicals, or blend and/or deliver slurries, to points of use in a manufacturing facility, as well as related controls and support products (including spare parts and consumables relating thereto) (collectively, the "CMD Products").

        (b) Any obligations of either Metron or FSI under the Distribution Agreement relating to any CMD Products sold to Metron under the Distribution Agreement prior to the date hereof shall remain the obligation of such party, except, as between FSI and BOC, as provided in the Asset Purchase Agreement, and as among the other parties hereto, as provided in Section 2 below.

      2.  Agreement Between the Parties.  Effective as of the date hereof:

        (a) Neither BOC nor FSI will be responsible for the payment to Metron of any finders fees or other commissions under the Distribution Agreement with respect to CMD Products sales on or after date hereof, except that BOC shall be responsible for those fees required to be paid under the Singapore/ Malaysia Representative Agreement between it and Metron, and for a 5% finders fee on any CMD slurry dispense equipment orders in Taiwan received during the 12-month period immediately after the date hereof, and for a 5% commission on the CMD—manufactured equipment portion of the ST Microelectronics orders (for the specific Rousset and Agrate proposals). Any commissions or finders fees payable under this subsection 2(a) shall be payable net 30 days after the end of the month in which the equipment is delivered.

        (b) Metron hereby assigns and transfers, and BOC hereby assumes, all warranty obligations of Metron to its customers with respect to CMD Products, except as set forth below and provided that the customer consents to or accepts such assignment. If any customer does not consent to or accept such assignment, then BOC will subcontract its employees to Metron in such number and for such period as is necessary for Metron to satisfy such warranty obligations as if they were to be performed by BOC. The cost to Metron for the provision of BOC personnel for this purpose shall be equal to the cost to BOC of such personnel. Notwithstanding the above, Metron shall retain responsibility, including utilizing its own personnel, for any turnkey project warranty claims for CMD projects completed by Metron prior to the date hereof.

        (c) Metron hereby assigns and transfers, and BOC hereby assumes, in all territories except Singapore and Malaysia, all contractual obligations of Metron to supply spare parts for the installed base of CMD Products in the Territories (as defined in the Distribution Agreement). Metron shall continue to be responsible for satisfying any spare part supply obligations to customers in Malaysia and Singapore now and in the future.

        (d) Within 60 days after the date hereof, BOC shall repurchase all spare parts inventory of Metron used for CMD Products in accordance with the terms and conditions of the Distribution Agreement (as they would apply to a repurchase thereof by FSI); provided, however, that this repurchase obligation shall not apply to spare parts inventories for customers in Malaysia and Singapore. BOC shall have no obligation to repurchase obsolete inventory which is not usable in the ordinary course of business. During such 60-day period, BOC may purchase parts from Metron, or kit and send parts, required to support installed base systems.

        (e) Upon termination of the Representative Agreement dated the date hereof between Metron and BOC, BOC shall be required to repurchase all spare parts inventory of Metron used for CMD Products in Malaysia and Singapore, such purchase to be in accordance with the terms and conditions of the Distribution Agreement (as they would apply to a repurchase of spare parts thereof by FSI if made as of the date of this Agreement). However, BOC shall have no obligation to repurchase obsolete inventory which is not usable in the ordinary course of business.

        (f)  BOC shall be responsible for the management of any active turnkey CMD projects in Singapore and Taiwan.

        (g) With respect to certain Metron employees:

           (i) Within 7 days after the date hereof, BOC shall make employment offers to all of the Metron employees on contract from Metron to FSI Chemical Management Europe Limited, such offers to be on substantially the same terms and conditions of their current employment. Should any of these employees decline employment with BOC, Metron shall be responsible for absorbing these employees into other areas of Metron or paying any required severance or other obligations to such employees; and Metron shall indemnify and hold harmless each of FSI and BOC with respect to any severance or other similar claims of such employees.

          (ii) Within 7 days of the date hereof, BOC will make offers to the Metron Project Execution team in Taiwan (operating under Ed Adkison), solely dedicated to the chemical management business of Metron, such offers to be on substantially the terms and conditions of their current employment. If any of these employees accept employment with BOC, and BOC then terminates one (1) or more of them within 90 days of their start date, then FSI will reimburse BOC for any severance costs that BOC may owe which are associated with the termination of the first, second, third or fourth of such employees within such 90 day period. Any costs relating to a termination by BOC of such employees at any time after 90 days of their start date will be the sole responsibility of BOC. If any such employees do not accept the employment offer made by BOC, then Metron will be responsible for absorbing such employees into other areas of Metron or paying any required severance or other employment obligations to such employees; and Metron shall indemnify and hold harmless each of FSI and BOC with respect to any severance or other similar claims of such employees.

          (iii) Within 10 days of the date hereof, BOC will make employment offers to the 10 Metron employees in the Metron Project Execution team in Singapore and Malaysia (operating under Dan Kettler), solely dedicated to the chemical management business of Metron, such offers to be on substantially the same terms and conditions of their current employment. Should any of these employees decline employment with BOC, Metron will be responsible for absorbing these employees into other areas of Metron or to pay any required severance or other employment obligations to such employees; and Metron shall indemnify and hold harmless each of FSI and BOC with respect to any severance or other similar claims of such employees. If any of these employees accept employment with BOC, and BOC then terminates any of such employees within 90 days of their start date, then FSI and BOC shall split equally any required severance costs related thereto. Any costs relating to a termination by BOC of such employees at any time after 90 days of their start date will be the sole responsibility of BOC.

          (iv) Concurrent with the transfer of any Metron employees to BOC as provided above, BOC will purchase from Metron, at the net asset value thereof, the personal use assets employed by the transferring employees.

        (h) Upon termination of the Representative Agreement, Metron hereby agrees to the restrictive covenants set forth in Appendix 1 hereto.

      3.  No Other Amendments.  Except as specifically provided in this Amendment, all of the terms, covenants and conditions of the Distribution Agreement shall remain in full force and effect without modification.

      4.  Counterparts.  This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts when taken together shall constitute one and the same instrument.

      5.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of laws provisions thereof.

    In Witness Whereof, the parties have caused this Amendment to be executed by duly authorized representatives as of the date first above written.

FSI INTERNATIONAL, INC.
By:	/s/ PATRICIA M. HOLLISTER Its Chief Financial Officer
METRON TECHNOLOGY B.V.
By:	/s/ CHRIS LEVETT-PRINSEP Its Ex. V.P. Equipment
THE BOC GROUP, INC.
By:	/s/ NIGEL D. HUNTON Its Attorney in Fact for James Blake

APPENDIX 1

    Non-Compete Covenant.  For a period of five (5) years from and after the date of termination of the Representative Agreement between Metron and BOC ("Termination"), Metron will not in the Territory (i) undertake, carry on or be engaged in the design, development, manufacture, installation, lease, marketing, distribution, service, maintenance or sale of any Chemical Management Product (as defined below) (whether an individual product or an entire system) or (ii) undertake, carry on, engage in or have any financial or equity interest in a Chemical Management Business (as defined below), except as provided below. In addition, for a period of five (5) years from and after Termination, Metron shall not directly assist any party in engaging in a Chemical management Business; provided, however, that this shall in no way limit Metron's ability to design, develop, manufacture, install, lease, market, distribute, service, maintain, sell, or provide training or spare parts with respect to a Processing Tool (as defined below).

    "Chemical Management Products" shall mean devices and processes involved in the distribution, transport, mixing or blending of chemicals and slurries to a Processing Tool. "Chemical Management Business" means project management, construction, installation, design, service, or maintenance of a bulk chemical distribution system for a facility or site management of such a bulk chemical distribution system (including the procurement of chemicals and the servicing and maintenance of the bulk chemical distribution system) for a facility. "Processing Tool" means a system, machine or component thereof which is used to perform or directly support processes integral to the manufacture of Microelectronics (as hereinafter defined), including but not limited to wafer reclamation, photolithography, metrology, spin-on-dielectric applications or surface cleaning or preparation of such Microelectronics. A "Subsidiary of a person" means an entity which is subject to such person's control. An "Affiliate" of a person means an entity in which such person owns, directly or indirectly, 20% to 50% of the outstanding voting securities of such entity. "Microelectronics" means any or all semiconductor devices, thin film head, multi-chip modules, flat panel displays, compact discs, micro-electronic masks, magnetic memory heads, or printed circuit boards.

    The provisions of this Appendix shall not apply to any Chemical Management Product designed, developed, manufactured, leased, installed, distributed, serviced, maintained or sold by or for Metron, or by any third party where (i) the sole and express purpose of such is to be used with and integrated into a single Processing Tool or (ii) is designed, developed, manufactured, leased, serviced, maintained or sold to provide or dispense chemicals to only one Processing Tool.

    Notwithstanding the above, nothing in this Appendix shall prohibit Metron from the purchase or lease of a Chemical Management Product from BOCE, its Subsidiaries or Affiliates.

    Notwithstanding the above, this Appendix shall not apply (i) in the event of a change in Control of Metron (ii) to the acquiror of a Subsidiary of Metron or of a business unit of Metron or (iii) to the acquiror of all or substantially all of the assets of such business unit or Subsidiary, which acquiror, in the case of each of clauses (ii) and (iii) of this paragraph, is in the Chemical Management Business or the Chemical Management Products business immediately prior to such acquisition. For purposes of this Appendix, Change in Control shall mean the sale of all or substantially all of the asset of Metron, or the acquisition of a majority of the outstanding voting securities of Metron, whether by merger, acquisition or otherwise, to or by a party which is already in the Chemical Management Business or the Chemical Management Products business immediately prior to the event resulting in the Change of Control as evidenced by sales in excess of $10 million of competitive products and/or services in the third party's fiscal year prior to the Change in Control or the third party's current fiscal year.

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Amendment to FSI/Metron Distribution Agreement